                                                                   EXHIBIT 12.1

                            EFFICIENT NETWORKS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)
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
                                                                                                               Nine Months Ended
                                                                        Year Ended June 30,                         March 31,
                                                         -------------------------------------------------     -----------------
                                                          1995       1996       1997       1998      1999       1999       2000
                                                         -----      -----      -----      -----     ------     ------     ------
Earnings:
  Net loss ..........................................  $(4,295)    (5,844)    (6,635)    (9,291)   (26,405)    (6,954)   (54,920)
  Add:
     Provision for income tax benefit ...............        0          0          0          0          0          0          0
Fixed charges .......................................       44         90        122        137      8,275      2,219      2,523
                                                       -------      -----      -----      -----     ------      -----     ------
Earnings as adjusted (A) ............................  $(4,251)    (5,754)    (6,513)    (9,154)   (18,130)    (4,735)   (52,397)
                                                       =======      =====      =====      =====     ======      =====     ======
Fixed charges:
  Interest expense ..................................        0          0          0         10      8,092      2,130      2,205
  Rents under leases representative of an interest
     factor (1) .................................           44         90        122        127        183         89        318
                                                       -------      -----      -----      -----     ------      -----     ------
Fixed charges as adjusted (B) .......................  $    44         90        122        137      8,275      2,219      2,523
                                                       =======      =====      =====      =====     ======      =====     ======
Ratio of earnings to fixed charges (A) divided by (B)       - (2)      - (2)      - (2)      - (2)      - (2)      - (2)      - (2)
                                                       =======      =====      =====      =====     ======      =====     ======
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(1)  Management of Efficient Networks, Inc. believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.
(2)  For the years ended June 30, 1995, 1996, 1997, 1998 and 1999 and the nine-
     months ended March 31, 1998 and 1998, earnings were inadequate to cover fixed charges by $4,295, $5,844, $6,635, $9,291, $26,405, $6,954 and
     $54,920.